EXHIBIT 10.28
NON-EXECUTIVE CHAIRMAN AGREEMENT
     This Non-Executive Chairman Agreement (the “Agreement”) is made and entered into as of the 1st day of July, 2009, by and between ORIENTAL FINANCIAL GROUP INC., a financial holding company which has its principal office in San Juan, Puerto Rico (the “Company”) and JOSÉ J. GIL DE LAMADRID (the “Chairman” or “Mr. Gil de Lamadrid”, and together with the Company, the “Parties” or, individually, a “Party”).
WITNESSETH:
     WHEREAS, Mr. Gil de Lamadrid has served as non-executive Chairman of the Board of Directors of the Company since
November 1, 2006;
     WHEREAS, Mr. Gil de Lamadrid’s current non-executive chairman agreement with the Company (the “2006 Agreement”) ends on October 31, 2009;
     WHEREAS, the retention of Mr. Gil de Lamadrid’s services as non-executive Chairman of the Company’s Board of Directors is of material importance to the enhancement of the value of the Company’s business; and
     WHEREAS, the Company and Mr. Gil de la Lamadrid both want to terminate the 2006 Agreement and enter into a new non-executive chairman agreement;
     NOW THEREFORE, in consideration of the mutual covenants set forth herein, the Company and the Chairman hereby agree as follows:
     1. TERM OF ENGAGEMENT
     1.1 The Company hereby retains the services of Mr. Gil de Lamadrid as non-executive Chairman of the Company’s board of directors (the “Board of Directors” or the “Board”) and he hereby accepts such retention and agrees to render such services to the Company on the terms and conditions set forth in this Agreement for a term of three (3) years commencing on July 1, 2009 and ending on June 30, 2012, unless further extended or sooner terminated in accordance with the terms and conditions hereinafter set forth. Not less than one hundred twenty (120) days in advance of the expiration of the term of this Agreement the Parties will determine whether to extend the term and, if extended, under which terms and conditions.
     1.2 During the term of this Agreement, the Chairman shall devote his best efforts to performing such services for the Company as may be consistent with his title of non-executive Chairman of the Company’s Board of Directors.
     1.3 The services of the Chairman to the Company shall be rendered principally in the Commonwealth of Puerto Rico, but he shall do such traveling on behalf of the Company as may be reasonably required by his duties.
     1.4 The Chairman shall continue to occupy his position as a director of the Company and the Bank. Furthermore, during the term of this Agreement or any extension thereof, and for any election of directors of the Company in which his term as director will expire, the Board of Directors shall nominate and recommend to the stockholders his election as a director and, if elected, the Board, as well as the board of directors of the Company’s banking subsidiary, Oriental Bank and Trust (the “Bank”), shall, respectively, name him to the positions of Chairman of the Board and Chairman of the Bank’s board of directors. If before the expiration of the term of this Agreement or any extension thereof, a new agreement has not been entered into with the Chairman, the Chairman shall continue to act as such until the earlier of: (a) the date a new written agreement is entered into between the Company and him; (b) the date his successor is duly elected and qualified; or (c) the date he ceases to serve as a member of the Board of Directors for any reason (including, without limitation, retirement, death, disability, resignation, or removal). During the time that Mr. Gil de Lamadrid serves as Chairman of the Board without a written non-executive chairman agreement with the Company, he shall be paid, in lieu of any other compensation or benefit, a total cash compensation of Twenty-Five Thousand Dollars ($25,000) per calendar month. The amount of such compensation payable for any period shorter than a calendar month will be computed and prorated on the basis of the actual number of days elapsed in that period.

     1.5 For purposes of this Agreement, it is understood that Mr. Gil de Lamadrid is a member of the Board of Directors, but he is not an officer or employee of the Company or any of its subsidiaries.
     2. DUTIES AND RESPONSIBILITIES
     2.1 Mr. Gil de Lamadrid shall have the following duties and responsibilities during the term of this Agreement and/or any other duties which the Board of Directors may assign to him from time to time:
          (a) Preside at annual or special meetings of the Company’s shareholders;
          (b) Preside at each meeting of the Board of Directors, including meetings of independent directors, and oversee the procedures to govern the work of the Board of Directors.
          (c) Be responsible for setting the agenda for each meeting of the Board of Directors and consult as necessary with the CEO and the chairpersons of the Board committees.
          (d) Attend and participate as a non-voting ex officio member in meetings of all committees of the Board of Directors, except to the extent that any such committee desires to meet in executive session only with its voting members.
          (e) Facilitate communications and information flow among directors and between the Board of Directors and management; provided, however, that this is not intended to limit or restrict free and open communications among directors or between the Board of Directors and management.
          (f) Assign tasks and other responsibilities to particular committees of the Board of Directors to the extent not otherwise provided in such committee charters.
          (g) In coordination with the CEO, review the preparation and distribution of proxy materials to the Company’s shareholders.
          (h) In consultation with the standing committees of the Board of Directors, recommend to the Board of Directors committee membership and committee chair assignments.
          (i) Oversee the full and effective discharge of the duties of the Board of Directors.
          (j) Provide for adequate lead time for effective study and discussion of matters to be considered by the Board of Directors.
          (k) Consult periodically with the CEO to obtain such information concerning the Company’s business, subsidiaries, operations and strategic plans as may be necessary for the Board of Directors to discharge its duties.
          (l) Facilitate and lead discussions of the Board of Directors regarding corporate strategy and critical issues facing the Company.
          (m) Along with the CEO and other directors, represent the Company before its shareholders.
          (n) Serve as Chairman of the board of directors of each subsidiary of the Company.
          (o) Carry out such other duties and responsibilities as may be assigned from time to time by the Board of Directors.
     2.2 The Chairman shall devote reasonable time and efforts in the discharge of his duties and responsibilities and, among other things, shall use his best efforts to attend each and every meeting of the Board of Directors (including the meetings of the board of directors of each of the Company’s subsidiaries) and of any Board committee on which he serves as an ex officio member, and shall faithfully perform such duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

     3. COMPETITIVE ACTIVITIES:
     3.1 The Chairman agrees that during the term of this Agreement, except with the prior approval by a two-thirds affirmative vote of the full Board of Directors, he will not, directly or indirectly, engage or participate in, become an officer or director of, or render advisory or other services for, or in connection with, or become interested in, or make a financial investment in, any entity competitive with the Company or any of its lines of business or subsidiaries; provided, however, that the Chairman shall not thereby be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions, so long as (a) the Chairman beneficially owns (after making such investment) less than five percent (5%) of the outstanding equity securities of such entity, or, in the case of derivative or convertible securities of such entity, would beneficially own upon exercise or conversion less than five percent (5%) of the underlying equity securities; and (b) he is not required to devote substantial time or attention to the management or control of the business or activities in which he has invested.
     3.2 The Chairman agrees and acknowledges that during the term of this Agreement, he will maintain an intimate knowledge of the activities and affairs of the Company and its subsidiaries, including, without limitation, trade secrets and other confidential matters. As a result, and also because of the special, unique, and extraordinary services that the Chairman is capable of performing for the Company or one of its competitors, the Chairman recognizes that the services to be rendered by him hereunder are of a character giving them a peculiar value, the loss of which cannot be adequately or reasonably compensated for by damages. Therefore, if during the time he is rendering services to the Company, the Chairman renders services to a competitor of the Company, other than as authorized pursuant to Section 3.1 hereof, the Company shall be entitled to immediate injunctive or other equitable relief to restrain the Chairman from rendering his services to the Company’s competitor, in addition to any other remedies which the Company may be entitled under applicable law.
     4. COMPENSATION AND REIMBURSEMENT OF EXPENSES:
     4.1 Compensation. For services as Chairman of the Board of Directors, including services as Chairman of the Board and Chairman of the board of directors of each of the Company’s subsidiaries, during the term of this Agreement, the Company will pay Mr. Gil de Lamadrid an annual base fee of Two Hundred Eighty Thousand Dollars ($280,000), of which Two Hundred Twenty Thousand Dollars ($220,000) shall be payable in equal monthly installments of Eighteen Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($18,333.33), and the remaining Sixty Thousand Dollars ($60,000) shall be payable on or before July 15 of each year, commencing on July 15, 2009 and ending July 15, 2011. The compensation set forth in this Section 4.1 shall be in lieu of and not in addition to any fees and other compensation paid by the Company or the Bank to its non-employee directors.
     4.2 Allowance for Expenses. The Company shall pay the Chairman an allowance of Fifty Thousand Dollars ($50,000.00) per year during the term of this Agreement to cover costs and expenses reasonably incurred by the Chairman at his sole discretion in providing the services hereunder, including without limitation, (i) automobile related costs and expenses, (ii) membership fees and dues incurred in obtaining and/or maintaining memberships in social and business clubs, as well as expenses incurred by the Chairman at such clubs, and (iii) any other general representation costs and expenses.
     4.3 Reimbursement of Expenses. In addition to the allowance provided in Section 4.2 above, not less frequently than monthly, the Company shall pay for or reimburse the Chairman for all reasonable out-of-state travel and other business-related expenses incurred by the Chairman in the performance of his duties under this Agreement. The Chairman shall timely submit reimbursement requests to the Company together with receipts for such expenses.
     4.4 Administrative Support. During the term of this Agreement, the Company shall furnish the Chairman with office space at the Company’s principal offices and provide all necessary secretarial support and such other reasonable assistance and accommodations as shall be suitable to the Chairman’s position and adequate for the performance of his duties hereunder.

     4.5 Restricted Units.
          (a) Pursuant to terms and conditions of the Company’s Amended and Restated 2007 Omnibus Performance Incentive Plan (the “Omnibus Plan”), the Chairman shall be awarded (i) Five Thousand (5,000) Restricted Units (as such term is defined in the Omnibus Plan) on January 1, 2010; (ii) Five Thousand (5,000) Restricted Units on January 1, 2011; and (iii) Five Thousand (5,000) Restricted Units on January 1, 2012; provided, however, that if on the date of each award of Restricted Units the value of such award (measured by the closing market price of the Company’s common stock on the trading day immediately prior to the date of the award) exceeds One Hundred Thousand Dollars ($100,000) or is less than Fifty Thousand Dollars ($50,000), the number of Restricted Units to be awarded to the Chairman on such date shall be reduced or increased, as appropriate, so that the value of such Restricted Units on the date of the award is not more than One Hundred Thousand Dollars ($100,000) nor less than Fifty Thousand Dollars ($50,000).
          (b) The Restricted Units shall fully vest to the Chairman three (3) years after the effective date of each award. Subject to the approval of an amendment to the Omnibus Plan in order to allow the Compensation Committee of the Board to accelerate the vesting of awards to non-executive directors in certain cases, the Restricted Units will become fully vested if the Chairman dies or becomes totally and permanently disabled or in case of an early termination of this Agreement, except if the termination of this Agreement is pursuant to Section 6.1 or 6.5 hereof in which case the Restricted Units shall be forfeited as of the date of termination. In the event of any conflict between this paragraph and the Omnibus Plan, as may be further amended, the provisions of the Omnibus Plan shall be paramount and prevail.
          (c) In addition to the awards of Restricted Units set forth in Section 4.5(a) above, the Chairman may receive additional incentive awards under the Omnibus Plan, as determined from time to time by the Compensation Committee of the Board; provided, however, that the Chairman will not be entitled to participate in (or otherwise receive) routine annual incentive awards under the Omnibus Plan generally made by the Board’s Compensation Committee to the non-employee directors of the Company.
     4.6 Deferred Compensation. Subject to any and all applicable requirements and unless prohibited by applicable law or plan document, the Chairman shall have the right to designate, at his sole discretion, any portion of the compensation payable by the Company hereunder for contribution to a deferred compensation plan.
     4.7 Insurance. The Company shall pay the Chairman an allowance of Five Thousand Dollars ($5,000) in each year of the term of this Agreement to cover the cost incurred by the Chairman, at his sole discretion, in securing medical and life insurance coverage. Payments under the allowance shall be made to the Chairman as a reimbursement of premiums paid or, at the Chairman’s election and instructions, as direct payment for premiums due to the insurance company or companies.
     5. DEATH OR DISABILITY
     5.1 This Agreement shall terminate upon the Chairman becoming disabled; provided, however, that the Company shall pay him a disability benefit of Three Hundred Forty Thousand Dollars ($340,000) payable in twelve equal monthly installments of Twenty Eight Thousand Thirty-Three Dollars and Thirty-Three Cents ($28,333.33) commencing on the month subsequent to the termination of this Agreement for disability. Such disability benefit payable by the Company to the Chairman shall be in lieu of any and all compensation or other benefits under this Agreement. For purposes hereof, the term “disabled” refers to the Chairman’s inability to perform his duties and responsibilities under this Agreement with reasonable continuity by reason of any medically determined physical or mental impairment, which inability to perform has lasted for a consecutive or non-consecutive period of not less than ninety (90) days in any six (6)-month period; provided, however, that a termination of this Agreement for disability may be effected only upon sixty (60) days’ prior written notice by the Company to the Chairman and provided that he does not return to perform his duties and responsibilities under this Agreement with reasonable continuity during such sixty (60)-day period after the Company’s notice.
     5.2 If the Chairman dies during the term of this Agreement, the Company shall pay his heirs or beneficiaries a lump sum death benefit of Three Hundred Forty Thousand Dollars ($340,000) in lieu of any and all compensation or other benefits under this Agreement.

     6. TERMINATION
     6.1 The Board of Directors shall have the right to immediately terminate this Agreement for cause at any time upon written Notice of Termination (as defined below) to the Chairman. For the purpose of this Agreement, “termination for cause” shall mean termination for the willful and continued failure of the Chairman to perform any of his duties and responsibilities under this Agreement or the Chairman willfully engaging in any illegal conduct or gross misconduct materially injurious to the Company, as determined by a two-thirds vote of the full Board of Directors. For purposes of this paragraph, no act, or failure to act, on the Chairman’s part shall be considered “willful” if any such act or omission to act on the Chairman’s behalf is in reliance upon an opinion of counsel to the Company or special counsel to the Board.
     6.2 In the event this Agreement is terminated for cause pursuant to Section 6.1 hereof, the Chairman shall have no right to any and all compensation or other benefits for any period after such date of termination. If this Agreement is terminated by the Company, other than for death or disability under Section 5 hereof or for cause under Section 6.1 hereof, the Chairman shall be entitled to a lump sum payment from the Company, in lieu of any and all compensation or other benefits under this Agreement, equal to the sum of the annual base fee and allowance provided in Sections 4.1 and 4.2 hereof for the term of the Agreement remaining after such termination, multiplied by two (2).
     6.3 The Chairman shall have the right to terminate this Agreement upon at least thirty (30) days prior written Notice of Termination to the Company, in which case the Chairman shall have the right as of the date of termination to receive all accrued compensation and other benefits provided for in this Agreement up to the date of termination.
     6.4 If the Chairman is suspended from office and/or temporarily prohibited from participating in the conduct of the Company’s or the Bank’s affairs pursuant to an order or notice served under the Federal Deposit Insurance Act, as amended (the “FDIC Act”), the Puerto Rico Banking Act, as amended (the “Banking Act”), the Act of the Office of the Commissioner of Financial Institutions of Puerto Rico, as amended (the “OCFI Act”), or any other federal or state law applicable to the Company or the Bank, the Company’s obligations under this Agreement shall be suspended as of the date of the Chairman’s suspension from service unless stayed by appropriate proceedings. If the order or notice is dismissed, the Company shall: (i) pay the Chairman all the compensation withheld while the Company’s obligations under this Agreement were suspended, and (ii) reinstate any and all of such obligations which were suspended; provided, however, that any such suspension shall not suspend or otherwise extend the term of this Agreement.
     6.5 If the Chairman is removed from office and/or permanently prohibited from participating in the conduct of the Company’s or the Bank’s affairs by an order issued under the FDIC Act, the Banking Act, the OCFI Act, or any other federal or state law applicable to the Company or the Bank, all obligations of the Company under this Agreement shall terminate, as of the effective date of the order, but the rights of the Chairman to compensation earned under this Agreement up to the date of such termination shall not be affected.
     6.6 In the event that this Agreement is terminated by either Party in violation of the provisions of this Section 6, the non-terminating Party shall be entitled to reimbursement for all costs and expenses, including attorneys’ fees, reasonably incurred in challenging such termination. Such reimbursement shall be in addition to any and all rights to which the non-terminating Party is otherwise entitled under this Agreement and/or applicable law.
     6.8 Except for a termination of this Agreement under Section 5 hereof, any termination thereof by either Party shall be communicated by a written Notice of Termination to the other Party. For purposes of this Agreement, a “Notice of Termination” shall mean a written and duly dated notice which shall (i) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement under the provision so indicated; (iii) specify a date of termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Company’s termination of this Agreement for cause pursuant to Section 6.1 hereof, in which case the Notice of Termination may specify a date of termination as of the date such Notice of Termination is given; and (iv) be given in the manner specified in Section 7.1 hereof.

     6.9 Upon termination of this Agreement, the Chairman shall not disclose to any third party confidential and proprietary information of the Company or any of its subsidiaries, unless required by applicable law, subpoena or court order, and shall promptly deliver to the Company any and all documents and materials of any nature containing or pertaining to the Company’s or any such subsidiary’s confidential and proprietary information, and the Chairman shall not retain any such documents and materials or any reproductions or copies thereof, except for those documents and materials that are necessary for him to discharge competently any continuing duties or responsibilities that he may have as a Board member or as a member of any of the Company’s board of directors, which documents and materials he shall promptly return to the Company or any such subsidiary, as the case may be, at the time that he is no longer a member of the Board or such subsidiary’s board of directors.
     7. NOTICES
     7.1 All notices required by this Agreement to be given by one Party to the other shall be in writing and shall be deemed to have been delivered either: (a) when personally delivered to the office of the Secretary of the Board of Directors or to the office of the Chairman of the Board; or (b) five days after depositing such notice in the United States postal mail, certified mail with return receipt requested, and postage prepaid to:
(i)	José J. Gil de Lamadrid XXX (address omitted for confidentiality purpose)

(ii)	Oriental Financial Group Inc. P.O. Box 195115 San Juan, Puerto Rico 00919-5115 Attention: Secretary of the Board of Directors
or such other address as either Party may designate and notify in writing to the other Party in accordance with the terms hereof.
     8. DISPUTE RESOLUTION
     8.1 In the event that the Parties have any dispute or controversy under this Agreement, the Parties shall first attempt in good faith amicably to settle the matter by mutual negotiations or mediation. If such negotiations are unsuccessful, the Parties agree that all disputes that may arise between them with respect to, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof shall be settled by binding arbitration to be held in San Juan, Puerto Rico, or such other location agreed in writing by the Parties, in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (“AAA”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final and binding on the Parties. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. Each Party consents to the personal jurisdiction of the state and federal courts located in Puerto Rico for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the Parties are participants. The arbitrator shall apply the laws of the Commonwealth of Puerto Rico, except to the extent such laws may be preempted by Federal Law (as defined below). The Party who files for arbitration shall be responsible for all fees and expenses payable to the AAA, including the arbitrator’s fees and expenses. Each Party shall be responsible for its legal fees and expenses. Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing Party in any dispute or controversy its legal fees and expenses.

     9. MISCELLANEOUS
     9.1 The provisions of the Company’s certificate of incorporation and by-laws, as amended from time to time, regarding the release from liability for monetary damages and the right to indemnification, respectively, are incorporated herein by reference. This provision shall survive the termination or expiration of this Agreement.
     9.2 No course of conduct between the Company and the Chairman to exercise any right or power given under this Agreement shall: (i) impair the subsequent exercise of any right or power, or (ii) be construed to be a waiver of any default or any acquiescence in or consent to the curing of any default while any other default shall continue to exist, or be construed to be a waiver of such continuing default or of any other right or power that shall theretofore have arisen; and, every power and remedy granted by law and by this Agreement to either Party may be exercised from time to time, and as often as may be deemed expedient. All such rights and powers shall be cumulative to the fullest extent permitted by law.
     9.3 This Agreement shall inure to the benefit of and be binding upon the Chairman, and, to the extent applicable, his heirs, beneficiaries, executors and personal representatives, and the Company, its successors and permitted assigns, including, without limitation, any entity that may acquire all or substantially all of the Company’s assets and business, or with or into which the Company may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation or transfer.
     9.4 This Agreement is personal to each of the Parties and neither Party may assign or delegate any of his or its duties, rights or obligations hereunder without first obtaining the written consent of the other Party.
     9.5 No amendments or additions to this Agreement shall be binding unless in writing and signed by both Parties. The prior approval by the affirmative vote of a majority of the full Board of Directors shall be required in order for the Company to authorize any amendments or additions to this Agreement, to give any consent or waivers of provisions of this Agreement, or to take any other action under this Agreement except in the case of any termination of this Agreement with or without cause under Section 6.1 hereof which shall require a two-third vote of the full Board of Directors.
     9.6 The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     9.7 This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements (including, without limitation, the 2006 Agreement) or representations by or among the Parties, written or oral, which may be related to the subject matter hereof in any way.
     9.8 This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Puerto Rico, except to the extent that such law may be preempted by applicable federal law, including, without limitation, regulations, opinions or orders duly issued by the FDIC, the Board of Governors of the Federal Reserve System, or any other federal regulator with jurisdiction over the Company or the Bank (collectively, “Federal Law”), in which event this Agreement shall be governed and be interpreted by and under Federal Law.
     9.9 This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document.
     9.10 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement in San Juan, Puerto Rico, as of the date first above written.

JOSÉ J. GIL DE LAMADRID

By:	/s/José J. Gil de Lamadrid

ORIENTAL FINANCIAL GROUP INC.

By:	/s/ Pedro Morazzani
Name:	Pedro Morazzani
Title:	Chairman-Compensation Committee

By:	/s/ Mari Carmen Aponte
Name:	Mari Carmen Aponte
Title:	Vice Chairperson-Compensation Committee

By:	/s/ Rafael Machargo
Name:	Rafael Machargo
Title:	Member-Compensation Committee